Exhibit (12)


                           NEW YORK TELEPHONE COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (In millions) (Unaudited)

                                                       For the
                                                     Six Months
                                                        Ended
                                                       June 30,                       For the Year Ended December 31,
                                                         1997            1996          1995          1994      1993         1992
                                                         ----         ----------------------------------------------------------
Earnings
   Earnings before Interest Expense,
    Extraordinary Item and Cumulative
    Effect of Change in Accounting Principle            $512.9         $1,062.8     $  807.3      $659.4       $430.2    $1,219.3
   Federal, State and Local Income Taxes                 173.2            381.6        226.9       140.4        (67.8)      342.8
   Estimated Interest Portion of Rental Expense           17.2             30.2         30.2       31.63         36.3        38.9
                                                        ------         --------     --------      ------       ------    --------
       Total Earnings                                   $703.3         $1,474.6     $1,064.4      $831.4       $398.7    $1,601.0
                                                        ======         ========     ========      ======       ======    ========

Fixed Charges
   Total Interest Deductions                            $175.5         $  288.5     $  306.8      $314.4       $348.6    $  362.9
   Estimated Interest Portion of Rental Expense           17.2             30.2         30.2        31.6         36.3        38.9
                                                        ------         --------     --------      ------       ------    --------
       Total Fixed Charges                              $192.7         $  318.7     $  337.0      $346.0       $384.9    $  401.8
                                                        ======         ========     ========      ======       ======    ========

Ratio of Earnings to Fixed Charges                        3.65             4.63         3.16        2.40         1.04        3.98
                                                        ======         ========     ========      ======       ======    ========


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